Exhibit 10.26B

          19 Firstfield Road ❖ Gaithersburg, MD 20878 ❖ Phone: 301.556.1000 ❖ Fax: 301.556.1100

     October 11, 2001

     Kevin May
     GATX Ventures, Inc.
     3687 Mount Diablo Blvd
     Suite 200
     Lafayette, CA 94549

Re: Warrant Agreement for 20,000 Shares

     Dear Kevin:

This letter agreement hereby amends paragraph 3 of the Warrant Agreement dated May 14, 2001 by and between GATX and Avalon and is restated in its entirety as follows:

     The Company covenants with the holder of this Warrant that: (a) as soon as practicable, but in no event later than the final closing of the Series B Preferred Stock anticipated to be on or about July 31, 2001, the Company will cause sufficient shares of Series Preferred to be authorized to permit the full exercise of this Warrant and will notify the holder or holders thereof when such shares are authorized, and (b) no liquidation, dissolution, merger, consolidation, acquisition or other liquidation event of the Company will occur until the Company has authorized sufficient shares of Series Preferred for the full exercise of this Warrant. Should the Company fail to complete a Qualified Financing by October 31, 2001, the holder of this Warrant shall have the option of exercising this Warrant for shares of the Company’s Common Stock.

     Other than the foregoing change the Warrant agreement shall remain in full force and effect.

/s/ Thomas G. David		/s/ Patricia W. Leicher

Thomas G. David General Counsel &	Date 10-11-01	Name: Patricia W. Leicher Title: SVP	Date 10/12/01
Vice President of Operations		GATX Ventures, Inc.

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